FINAL TRANSCRIPT

Thomson StreetEvents℠

PHMD - Q4 2008 Photomedex, Inc. Earnings Conference Call

Event Date/Time: Mar. 19. 2009 / 4:30PM ET

CORPORATE PARTICIPANTS

Jeff O'Donnell
Photomedex, Inc. - President & CEO

Dennis McGrath
Photomedex, Inc. - CFO

Mike Stewart
Photomedex, Inc. - COO

CONFERENCE CALL PARTICIPANTS

Bruce Voss
Lippert/Heilshorn & Associates - Analyst

Debra Fiakas
Crystal Equity Research - Analyst

Neal Goldman
Goldman Capital Management - Analyst

Steven Hart
Heather Capital Partners - Analyst

PRESENTATION

Operator

Good day, everyone. Welcome to the PhotoMedex fourth quarter 2008 financial results conference call. This call is being recorded. Now for opening remarks and introductions, I'd like to turn the call over to Bruce Voss. Please go ahead.

Bruce Voss - *Lippert/Heilshorn & Associates - Analyst*

Thank you. This is Bruce Voss with Lippert/Heilshorn & Associates. Thank you all for participating in today's call. Joining me this afternoon from PhotoMedex are Jeff O'Donnell, President and Chief Executive Officer, Dennis McGrath, Chief Financial Officer and Mike Stewart, Chief Operating Officer.

Earlier this afternoon PhotoMedex announced financial results for the 2008 fourth quarter and full year. If you have not received this news release or if you would like to be added to the Company's distribution list, please call Lippert/Heilshorn in New York at 212-838-3777 and speak with Cheryl Palazzo. Before we begin I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of PhotoMedex. I encourage you to review the Company's filings with the Securities and Exchange Commission including without limitation the Company's Forms 10-K and 10-Q which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements. The content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast March 19th, 2009. PhotoMedex undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that, I'd like to turn the call over to Jeff O'Donnell. Jeff?

Jeff O'Donnell - *Photomedex, Inc. - President & CEO*

Thank you, Bruce. As you are no doubt aware, we had to postpone our fourth quarter results call due to the impending merger of PhotoMedex and PhotoTherapeutics. So, in fact, now that the merger has successfully been completed we are excited about providing the 2008 review along with a preview of our 2009 expectations. We want to take this opportunity to give you insight into our new Company and why we believe it will perform well throughout 2009.

In review PhotoMedex had a lot of activity in 2008. The reimbursement issues are now behind us. That issue was resolved with the positive reimbursement policies of Blue Cross and Blue Shield of California and Massachusetts.

Next, Dr. Koo's study results showed that the new Velocity is effective for moderate to severe psoriasis. You may have seen The Wall Street Journal article this past Tuesday that talked about the XTRAC and the new Velocity results and how it's going to change patient treatment of psoriasis going forward.

We announced PhotoMedex's financial partnership with Perseus, LLC. Perseus is a well known private equity firm and our first joint transaction, the acquisition of Photo Therapeutics, proves that they will be a quality partner and available for future growth opportunities if needed. We received FDA approval for the new Diode Laser for Lipolysis. This is a very exciting technology which we believe we'll be able to launch outside the United States in mid-2009.

We recently launched our own eye therapy product, Neova Essential Lash at the American Academy of Dermatology Conference held earlier this month. We believe Essential Lash will compete nicely in this very fast paced popular market and we continue to strengthen our customer base through the marketing and distribution of Essential Lash through the dermatologist's offices.

We launched four new skincare product kits earlier this month at the largest trade show of the year. The annual conference, again, of the American Academy of Dermatology. A kit represents a bundling of products used in a treatment regimen to produce favorable clinical results. We currently have four such kits. We have an acne kit, an anti-aging kit, an eye system kit and a post-XTRAC treatment skincare kit. These pre-packaged kits target specific treatment requirements making it easier for the patient while increasing the unit sales and revenues per transaction for both the physician and PhotoMedex.

The acquisition of Photo Therapeutics has brought LED technology to the PhotoMedex arsenal. PhotoTherapeutics has been successful in launching the LED and developing miniaturized versions for the retail market. The Clear-U and the New-U hand-held models are featured in many retail outlets and we have recently signed a deal with a major retail company to package the Clear-U with the leading acne over-the-counter product. This product, the Clear-U, was approved by the FDA in January.

Our financial team successfully completed a complicated proxy which included an SEC review and once again we are Sarbanes compliant. So today when you look at PhotoMedex, you see a Company that has a very broad product offering in dermatology. We have specialty pharmaceutical products dispensed out of the dermatologist's office led by brands like Neova, Cu3 and Ti-Silc. We have laser technology led by the XTRAC which again as noted in the Wall Street Journal is a very formidable asset in the treatment of mild, moderate and now severe psoriasis. The XTRAC is a fully reimbursed procedure administered in a doctor's office providing great patient outcomes and a revenue stream for the practice or hospital, making this an opportune procedure in this current economic environment. XTRAC treatments are reimbursed at $150 to $250 for a one to five minute procedure.

We now have LED technology. LEDs are very strong light emitting diodes. Outside of the United States they are used in treating skin cancer with Photodynamic Therapy. Domestically LED products are used for clearing acne, promoting skin rejuvenation and pain management.

Though PhotoMedex is well-positioned and now armed with a full bag of scientific-based products nicely balanced in the aesthetic and disease management markets, you will see from our financials that we have increased our investment in sales and marketing by more than $5 million since 2006. This has allowed to us develop a strong salesforce within the United States. We have a dedicated group of 60 professionals including staff and management.

Over this last quarter we initiated substantial structure improvements and now our sales representatives and clinical specialists are supported by a realigned sales management group and a highly experienced marketing team. In addition, with sales offices in the UK and many new distributors throughout the world the PhotoTherapeutics merger expands our international distribution capabilities. Our global efforts are now supported by an in-house sales team and an expanded reimbursement customer service group. This restructuring eliminates compartmentalizing sales and sets the core sales team's focus on marketing and selling the full PhotoMedex line of products throughout the world. This unified sales platform allows the PhotoTherapeutics products and all subsequent new products to be truly integrated Companywide.

With that I'll turn it over to Dennis.

Dennis McGrath - *Photomedex, Inc. - CFO*

Thanks, Jeff. Good afternoon, everyone. I'll group my comments by business units so that the comparative discussion can best be understood given the recently completed sale of the surgical services business and consequently the classification of that business segment as discontinued operations.

First with regard to the XTRAC domestic business unit, fourth quarter revenue was $3.9 million, a 25% increase over the prior year and a 29% increase sequentially. The components are as follows. Procedure revenue increased in the fourth quarter 16% over the prior year and 34% sequentially. Capital equipment sales of $1,234,000 increased by $420,000 over the prior year and $225,000 sequentially. For those of you keeping score on the procedure count, for the first time we exceeded 40,000 recognized quarterly procedures as follows. The procedure count for the quarter was 42,763, a 34% increase over the third quarter.

The components break out as follows. 35,220 billed, 2,450 un-billed, and 5,093 previously deferred. For the year XTRAC domestic revenues increased 36% over 2007. The domestic XTRAC gross profit for the fourth quarter was $1.7 million versus $1.8 million in both the previous quarter and the same quarter last year. A couple things were at work here.

The gross margin on equipment sales was approximately 300 basis points lower in the fourth quarter than in the two comparable quarters due to a higher mix of used lasers sold in the quarter. In addition, depreciation on new placements continues to increase at a fairly rapid rate as the installed base grows significantly. Third, we're now classifying warranty costs as a cost of sale rather than a selling cost in accordance with SEC preferences. In the fourth quarter this negatively impacted gross profit by approximately $150,000 or 380 basis points in the gross margin. Operating expenses for the XTRAC domestic business were on plan and slightly higher than the previous quarter reflecting higher sales compensation costs due to the 34% increase in sequential revenues.

Fourth quarter skincare came in at $2.5 million in revenue representing a 35% decrease from the prior year and a 31% decrease sequentially. There are a couple reasons for this decrease. We sold 700,000 less in Q4 of the MD Lash product than we sold in Q3. As part of the patent litigation settlement with Allergan we agreed to stop distributing the licensed product and could not obtain sufficient quantities to satisfy the demand. You will recall that we incurred over $800,000 in litigation costs to defend our position. In the end, we were able to develop our internally developed brand called Neovo Essential Lash which was launched February 1st. Margin on the new eyelash product is nearly 90% whereas the product we purchased from the licensor yielded little better than 60%. Gross profit was also negatively impacted by writing off approximately $165,000 of excess inventory from leftover packaging and spa and salon supplies.

Skincare operating expenses were also charged with a write down to zero of the $582,000 remaining balance on the Neutrogena intangible as required by SFAS 144. This amount was previously recorded at the acquisition of ProCyte in 2005. You'll recall that this allocation of the purchase price resulted from a very thin product margin, a line of bulk products which at one point reached sales of nearly $3 million per year, but have dwindled to approximately $250,000 per year thereby necessitating the write down.

With regard to the International Derm Equipment business the results for revenue, gross margin and operating income were very consistent from quarter to quarter. For the year revenues grew by 16% which was higher than our internal business plan.

Fourth quarter surgical product revenues were lighter by $700,000 from what we experienced in the first and second quarters of the year. As you will recall, we completed our OEM diode agreement with AngioDynamics in mid-year. This accounts for the difference. This business unit sold nearly 150,000 lasers for the year versus only 87 in 2007. Most of these were diode lasers. Consequently, raw material inventories in the amount of $375,000 associated with the nondiode laser business have been classified as excess and obsolete and charged against cost of goods sold in the fourth quarter. And just a reminder, we completed the sale of the Surgical Service business unit on August 8th and therefore, in accordance with GAAP have classified these operations as discontinued and the assets on the balance sheet as held for sale in the 2007 balance sheet.

Cash flow and net loss – cash flow used in operations for the quarter was $1.4 million and about $700,000 for the year. The net loss for the quarter was $5.3 million. We already mentioned many of the major components of this unusually high loss but I'll point out a few others and recap some already mentioned as follows.

With the acquisition of PhotoTherapeutics falling into the 2009 calendar year which was caused by the SEC choosing to review the proxy in December, the newly issued SFAS 141R came into play requiring us to write off all of the deal costs associated with this acquisition. Hence, G&A included $1.5 million of these charges. Further, [Azurtec] notified us that they were closing their business. Consequently we charged to G&A $352,000 for the entire recorded cost of this asset. Combined with the Neutrogena write down the total impairment cost charge in the fourth quarter was $934,000. You can see a comprehensive list of these charges in the press release under the non-GAAP measures. Because it's somewhat different in nature, this press release list intentionally omits the inventory write down of $582,000 as previously mentioned but nonetheless it was charged to cost of goods sold in the fourth quarter as a one time item.

The weakened economy and depressed market caps of companies nationwide have caused CFOs, auditors and the SEC to take a heightened scrutiny of the fair value of assets on the balance sheet. At one time these assets had clearly supported value but now under the microscope of macroeconomic conditions there is uncertainty, particularly for intangibles. PhotoMedex although uniquely positioned with a balanced portfolio of reimbursed medical and aesthetic solutions is not immune to this pressure. Consequently, where there is doubt as to supported value then a write-off is likely to be required. The charges to the P&L in the fourth quarter for deal expenses, impairment of intangibles, excess and obsolete inventories all fall into this category. Total one time items charged in the fourth quarter P&L amount to $3.1 million.

With regard to the balance sheet, cash and cash equivalents were $3.7 million, accounts receivable was about $1.3 million lower than the third quarter. Inventory decreased by $200,000 from the third quarter. CapEx for the quarter was $1.2 million. Accounts payable and other current liabilities were approximately $200,000 lower than the third quarter and excluding the $2 million in deal costs, current liabilities for the year also decreased by $200,000. Long-term debt decreased by $1.6 million from the third quarter and approximately $2 million for the year. There were no new draws on long-term debt. We are currently in negotiations for a new $10 million long-term debt vehicle for our future CapEx. With regard to our balance sheet we increased our balance sheet by $18 million in assets as a result of Photo Therapeutics' acquisition on February 27th including $5.5 million of cash.

With regard to guidance for 2009 and this will get fairly lengthy, but stick with me on this, in this economy the ability to plan and therefore, the ability to provide guidance for 2009 has been somewhat hampered. We're optimistic that the unique mix of products that we offer dermatologists will allow PhotoMedex to weather the economic conditions better than any of the other companies in our market. We believe the combination of reimbursed procedures that address skin disorders led by the XTRAC Ultra and the new Velocity systems coupled with the newly acquired Omnilux products from PhotoTherapeutics and the ProCyte skincare products, favorably positions the Company to continue its growth in 2009. We believe the potential for each of these major product lines remains high and our organization is set to realize the leverage through our sales channels. both domestically and internationally throughout 2009.

That being said, we have planned our business in 2009 with contingencies that address both positive and negative effects of the world economies. We have invested significantly over the last two years in bringing our sales and marketing organization to a level that will allow to us realize our potential in the marketplace. That investment has lengthened the time to profitability, but with the expanded product offerings that PhotoMedex now brings to the dermatology market, we believe that investment

will begin to pay off. Should economic factors in the marketplace improve in the coming months, well we'll be in a position to take advantage of that opportunity. Should there be a further contraction in the market, we are prepared to adjust our costs accordingly. We have budgeted for growth, but have developed detailed action plans – we call them circuit breakers -- to timely and responsibly throttle down expenses if the economy affects our business in a negative way.

Let's talk about how we view each business segment and how we planned accordingly. The XTRAC domestic business – we have intentionally weighted our sales compensation programs to reward revenue from procedures and lowered the incentive for selling capital equipment. Consequently, we see procedure revenue growing for the year at 30% or better. We have planned revenue from sale of capital equipment to decrease by approximately 40%. Blended together, a 10% annual growth will yield increased margins in the mid-50% range up from the mid-40% range.

The entire sales team has been fully trained on the skincare line and the PhotoTherapeutics product offering which will help us gain operating leverage on the incremental $5 million annual investment in sales and marketing just since two years ago. We have realigned the sales management team to a single manager for each region. In short, our focus will be on profitability through increased utilization at existing sites. Underperforming accounts will be quickly repositioned.

With regard to the skincare business -- this is the area where we could be susceptible to volatility in the market. We have planned a single digit decrease in revenue. Given the recent experience of many of our peer companies, we view this as a favorable plan. Obviously the issue here is the negative weight given to economic influences on aesthetic cash pay procedures and products. This is further exacerbated by the recent strength of the US dollar against world currencies. Countries like South Korea had particularly large valuation declines.

Some things we have done to counterbalance that are -- we scheduled launches of new product introductions that range from solution kits that bundle products together to facilitate ease of use coupled with the benefit of combination therapy, to anti-bruising creams, to DNA repair products, to education efforts on the benefits of combining skincare products with device technologies, particularly now that we have the LED technology in the product offering.

Our new Neova essential lash product will clearly be a factor that begins -- that benefits our margin moving the overall business back to the 70% range where we were prior to the heavy weight placed on licensed products in 2008. The top line should be further supported through the increased training always provided to the salesforce regarding the entire product line. This should give us a much better cumulative face time with doctors and aestheticians.

With regard to PhotoTherapeutics – we will only have 10 months of PTL in our financial statements this year. In addition, the exchange rate has decreased by 30% from just before signing the deal until now. You'll recall the PTL has an earnout provision if certain gross margin thresholds are hit and these measures are in US dollars. Consequently, we are projecting that there will be no earnout payment required at June 30th -- the end of the measurement period – and most of that is related to the exchange rate.

Several positive things are associated with this business, however. The professional product line is now being sold by our dedicated US salesforce. Product margins are typically around 65%. Except for some additional commission expense, most of this incremental margin will fall right to our bottom line. The product line is well balanced between disease management and aesthetic procedures – from acne to skin cancer to wound healing and skin rejuvenation. Distribution has been expanded into the retail channels through the miniaturization of the professional product line. Even with taxing this business segment with all of the financing costs associated with convertible debt financing, operating margins can approximate 20% to 25%.

International Derm Equipment – we have budgeted for a 20% increase in revenue and some of this increase is a result of the expanded global presence as a result of the PTL acquisition. Surgical products – we have budgeted for an approximate 30% decrease from 2008 levels which is simply taking out the OEM contract with AngioDynamics for the diode lasers shipped last year. As you will recall, that contract ended June 30th.

Our annual report will be filed on Form 10-K with the SEC on Friday. Now I'm going to turn it over to Mike Stewart, our Chief Operating Officer. Mike?

Mike Stewart - *Photomedex, Inc. - COO*

Thanks, Dennis. Good afternoon.

Placements of the XTRAC laser remain strong in the quarter with 57 new accounts added, compared to 68 in the third quarter. On a net basis the install base of XTRAC laser placements increased by 22 units in the fourth quarter of 2008 compared to 47 net units placed in the third quarter of 2008. 27 XTRACs were sold in the fourth quarter, including 21 to existing customers, bringing the total number of XTRACs sold during the year to 78. Our goal for our recurring revenue accounts is for our physician partners to attain on average three to four procedures per day. The top 100 accounts were performing at just over three procedures per day in the fourth quarter. All active accounts achieved an average of 1.7 procedures per day in the fourth quarter, slightly above the third quarter level of 1.6 procedures per day.

We continue to remove underperforming lasers from the base and 15 systems were removed in the fourth quarter of 2008, whereas 10 were removed in the third quarter. Our objectives in 2009 include bringing the installed customer base treatment per day to a higher level. We have better aligned the sales organization and the compensation plans to reflect a concentrated effort on expanding utilization by current customers. We are making it clear to our customer base that if utilization does not meet acceptable levels within a reasonable period of time, that we will remove the XTRAC and place it in a new location. As a result of these efforts, we expect that the number of XTRACs removed will likely increase in the near-term, although we expect that the number of new placements will continue at the levels that we have been experiencing.

Our International Dermatology Equipment sales for the year increased to $3.8 million, a 16% increase over 2007 total year sales. With the addition of PhotoTherapeutics, we expect to be able to leverage the distribution network that they bring, expanding our sales of XTRAC and VTRAC systems in 2009. Regarding PhotoTherapeutics, revenues for 2008 were approximately $6.2 million. The strengthening of the US dollar against the British pound had a significant effect on the revenues for 2008 and will negatively affect PhotoTherapeutics' ability to achieve the earnout portion of the purchase price. However, unit sales in each of the categories of revenue continue to be achieved.

Now that the acquisition is closed, the integration will accelerate, and also aspects of the integration have been defined and begun including the following -- ongoing training of the PhotoMedex sales organization in regard to the PhotoTherapeutics professional products, in depth training of the salesforce was conducted in the fourth quarter of 2008 and the early part of 2009. The salesforce is actively selling both the professional line of Omnilux products and the hand-held products and their 2009 quotas were developed incorporating appropriate Omnilux targets.

The development of protocols and associated kits that combine the light-based technology of PhotoTherapeutics with our skincare offerings to be applied to specific treatments, including skin rejuvenation, the treatment of acne and rosacea, as well as other indications. The first three condition specific kits will have been developed -- have been developed, were introduced at the AAD earlier this month and will be available for sale at the sale of the first quarter. Overall, the two organizations are working well together and we expect a smooth transition into one Company. Jeff, I'll turn it back to you.

Jeff O'Donnell - *Photomedex, Inc. - President & CEO*

Thanks, Mike. Operator, I'll now turn it over to you to set us up for questions.

QUESTIONS AND ANSWERS

Operator

Thank you. (Operator Instructions). And we'll turn to Debra Fiakas with Crystal Equity Research.

Jeff O'Donnell - *Photomedex, Inc. - President & CEO*

Hello, Debra.

Debra Fiakas - *Crystal Equity Research - Analyst*

Thank you. I wondered if you could give us a little bit of a summary or some insight into the progress that PhotoTherapeutics has made just in the recent quarter. I know you've given us revenue accomplishments for them in previous quarters but could you tell us how they did in the fourth quarter?

Jeff O'Donnell - *Photomedex, Inc. - President & CEO*

Well, we just started our distribution agreement with them in the fourth quarter and fourth quarter was a training quarter for all of the sales representatives. So sales in the fourth quarter were minimal -- approximate about 80 hand-held units and a couple of professional units.

Debra Fiakas - *Crystal Equity Research - Analyst*

These are the sales that were accomplished just by PhotoTherapeutics?

Jeff O'Donnell - *Photomedex, Inc. - President & CEO*

No. By our sales representatives in the United States. Total fourth quarter sales for PhotoTherapeutics?

Dennis McGrath - *Photomedex, Inc. - CFO*

Debra, how about on an annual basis? Since we looked at this business we looked at a forecast for the year of about 4.8 million pounds to 4.9 million pounds. They came in at around 4.5 million pounds to 4.6 million pounds. Now the exchange rate when we looked at this deal was $2 per share. So 4.9 million pounds, we're looking at just under $10 million.

They essentially hit -- came very close to hitting their numbers. Probably the only miss was a forecast on the hand-held for the acne to have been approved in 2008 by the FDA. That approval did not occur until the first quarter, but they were essentially on plan for last year in its entirety. The exchange rate, however, complicates that. As you well know, the exchange rate has dropped by 30%, but on a unit basis they have hit their plans. As far as the integration goes, our salesforce is already making [inroads] in selling both professional product and the hand-held in the physician dispensed space.

Debra Fiakas - *Crystal Equity Research - Analyst*

Okay.

Jeff O'Donnell - *Photomedex, Inc. - President & CEO*

Boy, that was helpful for your question.

Debra Fiakas - *Crystal Equity Research - Analyst*

Yes. It helped some, yes.

I wondered if you could just go back over the XTRAC numbers again. You ended up with a net additional 22 units in the quarter and so that brought it up to 507 units by the end of December?

Jeff O'Donnell - *Photomedex, Inc. - President & CEO*

Mike, you have those numbers, right?

Mike Stewart - *Photomedex, Inc. - COO*

Yes. There were 57 placements, 15 removals and 27 sales of products.

Debra Fiakas - *Crystal Equity Research - Analyst*

Right. And so that brought it to 507 at the end of the year?

Mike Stewart - *Photomedex, Inc. - COO*

That's correct.

Debra Fiakas - *Crystal Equity Research - Analyst*

Okay. Very good. And then I also just wanted to confirm something else that you mentioned.

The asset impairment charges of 900 some odd thousand – those charges originated just out of the two areas -- the Neutrogena intangible and then --

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Dennis McGrath - *Photomedex, Inc. - CFO*

That's correct, Debra. We go through a process year-end.

We look at it quarterly but we do an appraisal process and do the prospects particularly with the economic conditions. And that appraisal, given the forecasts on the Neutrogena line, indicated that we should write off the balance of that allocation to that intangible, was around $580,000.

Debra Fiakas - *Crystal Equity Research - Analyst*

Okay. And then the balance of that write off was then that which was related to Azurtec?

Dennis McGrath - *Photomedex, Inc. - CFO*

That's correct.

Debra Fiakas - *Crystal Equity Research - Analyst*

Then one last question -- this is about your new product you just announced recently – the Neova Essential Lash. If I'm reading your press release correctly, whatever discrepancy may have arisen earlier in regard to MD Lash that has been resolved entirely with Allergan?

Dennis McGrath - *Photomedex, Inc. - CFO*

It has. Allergan filed a complaint alleging a patent infringement. We believe that we were not infringing on that patent. The FDA tested that product and did not report back. We felt we were in full compliance, still believe that.

However, given the accumulating costs, nearly $800,000 at the time, and knowing that we had a product that we could develop internally, that can do the same thing, if not better, and would not engage us either in a legal battle with Allergan – who has much more resource than us. And also the fact that it gives us a substantially better margin. It made sense to settle that litigation and the settlement simply said that we would be out of selling that product by year-end. And we complied with that and finished our trials and work on the Essential Lash product and launched that in full scale February 1st.

Debra Fiakas - *Crystal Equity Research - Analyst*

Okay, great. And it also sounds like you're really making an effort to increase the usage rates for your domestic XTRAC program. Did I understand correctly that your sales compensation has actually just recently been changed so that the compensation package now favors the procedures as opposed to equipment sales – or was that just --

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Dennis McGrath - *Photomedex, Inc. - CFO*

Yes, that's true. There were several things that were done in the fourth quarter including unifying the salesforce and bringing on their common management. As part of that, we hired an outside compensation consultant to look at the compensation, knowing that our priority was on profitability and utilization and to suggest to us a construct to make sure that would happen and that they would be adequately compensated and incentivized to do so. We believe we have hit that and rolled out that compensation program starting January 1st which is the annual year that we roll over the compensation programs every year.

Debra Fiakas - *Crystal Equity Research - Analyst*

Okay. And so going forward we're going to see maybe about 40 to 45 net – new XTRAC placements each quarter as we have seen in the last year and of those --

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Dennis McGrath - *Photomedex, Inc. - CFO*

We intend to -- first off the demand for the XTRAC particularly in this economy as a reimbursed procedure continues to increase. There are new opportunities with us with doctors. We are only about 25% penetrated into our defined market and that market's expanding with other disciplines wanting to get the XTRAC for treating psoriasis patients.

So we think that we will continue to have new contracts with doctors. Some of the existing base who are underperforming will lose their right -- their license for our unit. We will move that unit.

So as we look at new contracts, it will certainly exceed 200 or so. We have planned for a number higher than that. Some of that demand will be satisfied by moving existing lasers from underperforming accounts and some will be from manufacturing new lasers and it's a mix of both.

Debra Fiakas - *Crystal Equity Research - Analyst*

Okay. And how many of those new placements would be the XTRAC Velocity?

Jeff O'Donnell - *Photomedex, Inc. - President & CEO*

We intend to put out about a dozen at the outset. We are going to monitor the performance of that. We're going to make sure that the product is as reliable and robust in the field as we have tested it internally and have had it at certain locations and then based upon that we will expand that.

Dennis McGrath - *Photomedex, Inc. - CFO*

Only to high volume accounts and it will not be for sale.

Debra Fiakas - *Crystal Equity Research - Analyst*

Okay, all right. And is it a higher margin in terms of cost to produce or --

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Dennis McGrath - *Photomedex, Inc. - CFO*

There will be a higher cost per treatment.

Jeff O'Donnell - *Photomedex, Inc. - President & CEO*

Yes. It also is a higher cost to produce simply because we're making them in small batches right now, but once we get to the volume of our Ultra, we believe we can bring down that cost.

Mike Stewart - *Photomedex, Inc. - COO*

Yes. The cost is not significantly different than the cost of the Ultra, but it is slightly higher at this stage, but we expect that the revenue generation will be higher as well. So from a margin standpoint we think that will be a high margin product for us.

Debra Fiakas - *Crystal Equity Research - Analyst*

Okay. I'll get back in the queue and stop monopolizing the call.

Jeff O'Donnell - *Photomedex, Inc. - President & CEO*

Thanks, Debra.

Operator

We'll turn next to Neal Goldman with Goldman Capital Management.

Jeff O'Donnell - *Photomedex, Inc. - President & CEO*

Good afternoon, Neal.

Neal Goldman - *Goldman Capital Management - Analyst*

Hi. Could you give us the pro forma for the deal in term of the balance sheet. How much cash was paid? How much was the debt from Perseus and what's the convertible at?

Dennis McGrath - *Photomedex, Inc. - CFO*

Sure. The initial first tranche was $18 million. You'll recall it was a $25 million convertible note offering to us -- seven of which was stand-by for the earnout – and I've already indicated we don't believe we'll be taking that down. It's designated for that purpose. So we have $18 million.

The purchase price for PhotoTherapeutics, the down stroke was $13 million. So it left us $5 million coming in as incremental cash and we also brought in - PhotoTherapeutics brought to the table and their assets about $500,000. So I indicated it was $5.5 million of cash. Now, of course, there were deal costs associated with that that we've accumulated through 2008 and that was roughly $2 million.

Neal Goldman - *Goldman Capital Management - Analyst*

So net net we're sitting pro forma about $7 million in cash, right?

Dennis McGrath - *Photomedex, Inc. - CFO*

We ended the year at 3.7.

Neal Goldman - *Goldman Capital Management - Analyst*

Let's call it 7.2, okay? And the debt is then $18 million which is convertible at what price?

Dennis McGrath - *Photomedex, Inc. - CFO*

$5 -- it was at $0.74 times seven. So let me do the math real quick. That's $5.16 or $5.17? Mike has his calculator handy.

Mike Stewart - *Photomedex, Inc. - COO*

18.

Dennis McGrath - *Photomedex, Inc. - CFO*

$5.18.

Neal Goldman - *Goldman Capital Management - Analyst*

That's another 3.3 million shares round numbers?

Dennis McGrath - *Photomedex, Inc. - CFO*

I think that's a fair estimate.

Neal Goldman - *Goldman Capital Management - Analyst*

So pro forma assuming that that's converged somewhere down the road. We will have 12.3 round numbers outstanding?

Dennis McGrath - *Photomedex, Inc. - CFO*

Correct.

Neal Goldman - *Goldman Capital Management - Analyst*

Okay. And what's the maturity on that debt?

Dennis McGrath - *Photomedex, Inc. - CFO*

Five year note.

Neal Goldman - *Goldman Capital Management - Analyst*

And just one balloon payment?

Dennis McGrath - *Photomedex, Inc. - CFO*

That's correct.

Neal Goldman - *Goldman Capital Management - Analyst*

Okay. How much incremental debt do we need to fund the operations this year given that we would have pro forma $7 million in cash?

Dennis McGrath - *Photomedex, Inc. - CFO*

To have $7 million -- our forecast says that if I don't take any more long-term debt and we have plenty of cash -- we have cash to execute our plan this year. The CapEx if it continues at the pace here will put us at about $2.5 million in cash. So to maintain

$7 million -- that's the delta between those two -- and I'm negotiating a $10 million line for CapEx just as a cushion. I have a term sheet in hand on that that we're negotiating.

Neal Goldman - *Goldman Capital Management - Analyst*

And is that -- $8.6 million, has that basically been our CapEx line?

Dennis McGrath - *Photomedex, Inc. - CFO*

$8.6 million?

Neal Goldman - *Goldman Capital Management - Analyst*

The bank and lease notes payable.

Dennis McGrath - *Photomedex, Inc. - CFO*

That's right. That's the vehicle that we have built XTRAC's with and financed them with at the end of the quarter and taken down the line of credit. That's correct.

Neal Goldman - *Goldman Capital Management - Analyst*

So just try to increase that to a $10 million line?

Dennis McGrath - *Photomedex, Inc. - CFO*

Well, actually it would be $10 million of fresh money.

Neal Goldman - *Goldman Capital Management - Analyst*

On top of the $8.6 million?

Dennis McGrath - *Photomedex, Inc. - CFO*

Correct. Yes, the $8.6 million goes to just under $4 million self-amortizing between the beginning of the year and the end of the year. The $10 million line would be completely incremental.

Neal Goldman - *Goldman Capital Management - Analyst*

Okay. A lot of this stuff was non-recurring and you built the salesforce and trained them for the new products. When are we turn – we should be cash flow positive in the second quarter I would assume.

Dennis McGrath - *Photomedex, Inc. - CFO*

We haven't given that specific guidance, but the margins will continue to improve. We see the contribution coming in from PhotoTherapeutics that will help accelerate our March there. On an EBITDA basis yes, it's absolutely positive from the second quarter on.

Neal Goldman - *Goldman Capital Management - Analyst*

Okay. All right.

Dennis McGrath - *Photomedex, Inc. - CFO*

Thank you, Neal.

Neal Goldman - *Goldman Capital Management - Analyst*

Thank you.

Jeff O'Donnell - *Photomedex, Inc. - President & CEO*

Next question, operator, and last question.

Operator

We'll turn to Steven Hart with Heller Capital Partners.

Dennis McGrath - *Photomedex, Inc. - CFO*

Hi, Steven.

Steven Hart - *Heller Capital Partners - Analyst*

Hi, guys. Did you say, Dennis, you ran through the guidance for '09 for all the different revenue pieces. You said skincare down single digits. Is that right?

Dennis McGrath - *Photomedex, Inc. - CFO*

We're planning for a decrease of just under 5%, that's right.

Steven Hart - *Heller Capital Partners - Analyst*

And what was surgical products?

Dennis McGrath - *Photomedex, Inc. - CFO*

Surgical products we are planning for a decrease of 30%. That's simply because that one component -- the AngioDynamics component -- that started in the fourth quarter of '07. We produced for them until mid-year at about $700,000 a quarter in 2008 and that contract went away at that point. So, it's really going back down to normalized levels. And, by default it's a 30% decrease from '08 into '09. The balance of the business is maintaining itself.

Steven Hart - *Heller Capital Partners - Analyst*

Okay, and did you give any guidance for the PhotoTherapeutics business except to say it wouldn't meet its earnout?

Dennis McGrath - *Photomedex, Inc. - CFO*

We did not give specific guidance in terms of the top line, that's correct. We will probably give you a much clearer picture of that on next month's call as we see the results from the first quarter and the forecast in the second quarter. So far in the first quarter they are meeting our internal plan.

Steven Hart - *Heller Capital Partners - Analyst*

Okay, and your business in ex-Photo Therapeutics looks like it ran about 50% gross margin for the year of '08?

Dennis McGrath - *Photomedex, Inc. - CFO*

Yes, just under 50% I believe.

Steven Hart - *Heller Capital Partners - Analyst*

Right. For '09 where would you expect your -- for getting Photo Therapeutics -- where would your gross margins be? Around there or a little higher or lower?

Dennis McGrath - *Photomedex, Inc. - CFO*

It will definitely be higher, simply because you'll have less emphasis out of the Surgical Products on the laser business -- that diode business is thin margin. You'll have a higher focus and concentration on utilization in the extract business and that will push margins up. That business will probably move up by six or seven points.

And, then lastly, in the skincare business, if you look at our margins historically, that business has been like clockwork at 70%. Last year it was heavily weighted towards this licensed product where the margin was just hovering around 60%. Now with the internally developed product that will push the weight back up to where we have history been at 70%.

So those factors will naturally push that margin up.

Steven Hart - *Heller Capital Partners - Analyst*

Okay. And on the balance sheet just following up from what Neal Goldman was asking, so you're getting a fresh new $10 million hopefully. So in essence you would have – starting -- going back -- if you had that as of January 1st, you would have $17 million roughly of cash to be able to grow the business?

Dennis McGrath - *Photomedex, Inc. - CFO*

As of January 1st, that's correct, assuming that we finalize matters with the $10 million which we are definitely expecting to do so, that calculation you just went through is true.

Steven Hart - *Heller Capital Partners - Analyst*

Okay. All right. Thanks.

Jeff O'Donnell - *Photomedex, Inc. - President & CEO*

Thank you.

Operator

Gentlemen, I'll turn the conference back to you for any additional or closing remarks.

Jeff O'Donnell - *Photomedex, Inc. - President & CEO*

All right. Thank you, operator. As you can tell, PhotoMedex fully expects to grow in 2009. In these current difficult economic conditions we're one of the few Companies in our space positioned for significant growth. Our confidence comes from the fact that we are focused on disease management and many of our procedures are reimbursed by insurance companies.

Furthermore, we are entering a new and exciting market of OTC -- products sold directly to such customer outlets as CVS, Sephora, and Home Shopping Network. We are optimistic and look forward to continued growth throughout the year. We look forward to reporting our first quarter results at the end of April. Thank you, and good night. Thank you, operator.

Operator

With that, we will conclude today's conference. Thank you, everyone, for your participation.
